Exhibit 10.1
AMENDMENT NO. 4 TO THE CALL OPTION AGREEMENT
Amendment No. 4 to the Call Option Agreement, dated as of March 8, 2010, among:
(1)	Merck & Co., Inc., a corporation organized under the laws of New Jersey, formerly known as Schering-Plough Corporation (“Merck”);
(2)	Merck Sharp & Dohme Corp., a corporation organized under the laws of New Jersey, formerly known as Merck & Co., Inc. (“Merck Sharp & Dohme”);
-and-
(3)	Sanofi-Aventis, a société anonyme organized under the laws of France (“Sanofi-Aventis”)
(Merck, Merck Sharp & Dohme and Sanofi-Aventis are hereinafter referred to individually as a “Party” and collectively as the “Parties”).
WHEREAS
(A)	The Parties have previously entered into the Call Option Agreement, dated as of July 29, 2009, as amended on February 17, 2010 by Amendment No. 1 thereto (“Amendment No. 1”), February 18, 2010 by Amendment No. 2 thereto (“Amendment No. 2”) and February 19, 2010 by Amendment No. 3 thereto (“Amendment No. 3”) (the “Call Option Agreement”);
(B)	The Parties are hereby amending certain of the terms and conditions of the Call Option Agreement as set forth in this agreement (hereafter “Amendment No. 4”).
1	Definitions

In this Amendment No. 4, capitalized terms used herein and not defined shall have the meanings set forth in the Call Option Agreement.

2	Contribution Agreement

Exhibit A of the Call Option Agreement is hereby deleted and replaced by Exhibit A to this Amendment No. 4, and any reference to the Contribution Agreement in the Call Option Agreement shall refer to the draft contribution agreement attached as Exhibit A hereto, together with its exhibits, schedules and appendices.

3	Exercise

Clause 3.5.3 of the Call Option Agreement is deleted and the following is hereby inserted in lieu thereof:

“Upon exercise of the Call Right, the Parties undertake to execute the Contribution Agreement (incorporating any amendments as may be agreed by the Parties pursuant to this Agreement) in the form attached as Exhibit A as follows:

(i)	If the Works Council (as defined in the Contribution Agreement and hereinafter in Amendment No. 4 also referred to as the “Works Council”)) (1) delivers an unconditional positive advice to enter into the Contribution Agreement, or (2) waives its right to invoke any remaining portion of the standstill period (as set out in article 25, paragraph 6, of the Dutch Works Council Act) ending on March 27, 2010 and its right to initiate legal proceedings before the Enterprise Chamber of the Amsterdam Court of Appeal (as set out in article 26, paragraph 1, of the Dutch Works Council Act) (the ”Enterprise Chamber”), the Parties shall execute the Contribution Agreement immediately upon receipt by Intervet International B.V. of such written advice or waiver.

(ii)	If the Works Council has initiated proceedings before the Enterprise Chamber or any other Public Authority and has requested a preliminary Order (as defined in the Contribution Agreement) restraining, enjoining or otherwise prohibiting the execution of the Contribution Agreement pending completion of the legal proceedings (the “Request”), the Parties shall execute the Contribution Agreement only after the Enterprise Chamber or other Public Authority has decided to dismiss the Request such that it does not prevent the execution of the Contribution Agreement.

(iii)	If the standstill period ending on March 27, 2010 expires and during this standstill period the Works Council has not delivered an unconditional positive advice nor initiated legal proceedings in accordance with Clause 3.5.3 (ii) above or has initiated legal proceedings without making a Request, the Parties shall execute the Contribution Agreement immediately upon the expiry of the standstill period.
Merck shall cause Intervet International B.V. to defend, and in the event that proceedings are initiated against Merck, Merck shall defend, against any proceedings initiated by the Works Council and Merck shall cause Intervet International B.V. to use, and in the event that proceedings are initiated against Merck, Merck shall use, commercially reasonable efforts to reduce or eliminate any adverse effects resulting from any legal proceedings initiated or otherwise prosecuted by the Works Council (including without limitation opposing any Order (as defined in the Contribution Agreement) restraining, enjoining or otherwise prohibiting the execution of the Contribution Agreement) and, to the extent applicable, seek the lifting of such Order as promptly as practicable. In the event proceedings are also initiated against Sanofi-Aventis, Sanofi-Aventis undertakes to observe the same obligation. Each Party shall inform the other Party promptly upon the initiation of such proceedings, shall keep the other Party reasonably and promptly informed of any further development with respect to such proceedings and shall consult with the other Party in respect of the defense of such proceedings prior to taking any actions with respect to such defense. Each Party hereby agrees to use all commercially reasonable efforts to assist the other Party in such proceedings.

The Parties shall comply with any Order (as defined in the Contribution Agreement) applicable to them restraining, enjoining or otherwise prohibiting the execution of the Contribution Agreement, provided, that in such event the Parties shall in good faith discuss Intervet International B.V. implementing arrangements consistent with such Order that would permit the Parties to commit to or execute the Contribution Agreement, as long as the Parties believe such arrangements would be commercially reasonable, provided, further, that Merck shall ensure that Intervet International B.V. does not implement any such arrangement without the prior approval of Sanofi-Aventis which approval shall not be unreasonably withheld or delayed.

4	Preparation of the Closing Accounts

The last sentence of Clause 4.3.1(i) of the Call Option Agreement is deleted and the following is hereby inserted in lieu thereof:

“Each of Merck and Sanofi-Aventis shall provide (and shall cause Merial and its Subsidiaries and the I/SP Entities to provide) all reasonable access to the books and records, any other information, including working papers of their respective independent accountants and any information and documents related to items disclosed in the disclosure schedule attached to the Contribution Agreement, and to any employees of Merial and its Subsidiaries and the I/SP Entities, to the extent necessary for either Party and its auditors to prepare the Closing Financial Documents”.

5	Covenants of the Parties
5.1	The following Section 7.2.8 is inserted after Section 7.2.7 of the Call Option Agreement:

“Merck shall reasonably consult with Sanofi-Aventis prior to accepting, or causing Intervet International B.V. or any of its other Affiliates to accept, any condition or arrangement required or proposed by the Works Council. In addition, without Sanofi-Aventis’ prior written approval (such approval not to be unreasonably withheld or delayed), Merck shall not accept, and shall cause Intervet International B.V. or any of its other Affiliates not to accept, any condition or arrangement required or proposed by the Works Council.”
6	Termination
6.1	The first phrase of Section 9.1 is deleted and the following is hereby inserted in lieu thereof:

“This Agreement may be terminated at any time prior to the execution of the Contribution Agreement or, in respect of Section 9.1.6, at any time prior to the Closing:”

6.2	The following Section 9.1.10 is inserted after Section 9.1.9 of the Call Option Agreement:

“by Sanofi-Aventis in the event an I/SP MAC (as defined in the Contribution Agreement) occurs between the exercise of the Call Right and the execution of the Contribution Agreement.”

6.3	The following Section 9.1.11 is inserted after new Section 9.1.10 of the Call Option Agreement:

“by Merck in the event a Merial MAC (as defined in the Contribution Agreement) occurs between the exercise of the Call Right and the execution of the Contribution Agreement.”

6.4	The following Section 9.1.12 is inserted after new Section 9.1.11 of the Call Option Agreement:

“by either Merck or Sanofi-Aventis, in their respective sole discretions, at any time after October 27, 2010, if the Call Right has been exercised and the Contribution Agreement has not been executed by the Parties by October 27, 2010; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1.12 shall not be available to any party whose failure to fulfill any of its covenants or agreements under this Agreement has been a principal cause of, or resulted in, the failure of the Contribution Agreement to be executed by October 27, 2010;”

6.5	The following Section 9.1.13 is inserted after new Section 9.1.12 of the Call Option Agreement:

“by Sanofi-Aventis, at any time between the exercise of the Call Right and the execution of the Contribution Agreement, in the event that any of the representations and warranties of Sellers (as such term is defined in the Contribution Agreement) set forth in Article 8 of the Contribution Agreement, as modified and supplemented by the exceptions to, or disclosures required by, such representations and warranties set forth in the disclosure schedules provided by Sellers (as such term is defined in the Contribution Agreement) to Sanofi-Aventis, fail to have been true and correct on the date of the exercise of the Call Right or fail to be true and correct at any time following exercise of the Call Right but prior to execution of the Contribution Agreement (except for such representations and warranties that are made as of a specified date, which shall be measured only as of such specified date) and such failure to be true and correct has had, or would reasonably be expected to have, individually or in the aggregate, an I/SP MAC (as defined in the Contribution Agreement);”

6.6	The following Section 9.1.14 is inserted after new Section 9.1.13 of the Call Option Agreement:

“by Merck, at any time between the exercise of the Call Right and the execution of the Contribution Agreement, in the event that any of the representations and warranties of Sanofi-Aventis set fort in Article 9 of the Contribution Agreement, as modified and supplemented by the exceptions to, or disclosures required by, such representations and warranties set forth in the disclosure schedules provided by Sanofi-Aventis to Merck, fail to have been true and correct on the date of the exercise of the Call Right or fail to be true and correct at any time following exercise of the Call Right but prior to execution of the Contribution Agreement (except for such representations and warranties that are made as of a specified date, which shall be measured only as of such specified date) and such failure to be true and correct has had, or would reasonably be expected to have, individually or in the aggregate, a Merial MAC (as defined in the Contribution Agreement); provided, however, that, no representation or warranty shall be deemed untrue or incorrect for purposes of this Section 9.1.14 to the extent that any breach of or inaccuracy in any representation or warranty arises out of or relates to any Pre-Existing Condition (as defined in the Contribution Agreement)”

6.7	The following Section 9.1.15 is inserted after new Section 9.1.14 of the Call Option Agreement:

“by Sanofi-Aventis, at any time between the exercise of the Call Right and the execution of the Contribution Agreement, if Merck has not complied in all material respects with its covenants under Section 7.2.8;”

6.8	Clause 9.2 of the Call Option Agreement is deleted and the following is hereby inserted in lieu thereof:

“In the event of the termination of this Agreement pursuant to the provisions of Clause 9.1, this Agreement shall become void and have no effect, except with respect to Clauses 7.2.7, 7.4, 9.2, 10 and 11 which shall survive such termination, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any Party hereto, or any of its Affiliates or Representatives, except for any liability resulting from such Party’s breach of this Agreement; provided, however, that the failure of those representations and warranties described in Sections 9.1.13 and 9.1.14 to be true and correct at the times described therein shall not be deemed to be a breach of this Agreement.

It is further expressly provided that in the event the termination of this Agreement occurs after the date the Call Right has been exercised by Sanofi-Aventis, such exercise shall be automatically rescinded and shall have no effect whatsoever.”
7	Structure
The date referred to in Section A.2(b) of Appendix 1 of Amendment No. 3 is deleted and “March 30, 2010” is hereby inserted in lieu thereof.
8	Miscellaneous
8.1	Except and only to the extent expressly amended hereby, the Call Option Agreement and all of its terms and conditions remain unmodified, in full force and with binding effect on the Parties, and the Parties hereby ratify such Call Option Agreement (as modified hereby). Any reference to the “Agreement” in the Call Option Agreement shall be deemed to be a reference to the Call Option Agreement, as previously amended and as amended by this Amendment No. 4, including the Schedules and Exhibits hereto.

8.2	Clauses 2, 10, 11.1.1 and 11.2 to 11.13 of the Call Option Agreement are incorporated by reference into this Amendment No. 4 and apply mutatis mutandis to this Amendment No. 4.

In witness whereof, the Parties hereto have duly executed this Amendment No. 4 on this 8th day of March, 2010.

SANOFI-AVENTIS

By:	/s/ L. Debroux
Name: L. Debroux
Title: CSO

MERCK SHARP & DOHME CORP.		MERCK & CO., INC.

By:	/s/ Debra A. Bollwage	By:	/s/ Richard N. Kender
	Name: Debra A. Bollwage		Name: Richard N. Kender
	Title: Assistant Secretary		Title: Senior Vice President, Business Development & Corporate Licensing